FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION NO. 333-203542

AXA Equitable Life Insurance Company

MONY Life Insurance Company of America

Supplement dated July 22, 2015 to the current variable life and annuities prospectuses

This Supplement updates certain information in the most recent prospectus and statement of additional information you received and in any supplements to that prospectus and statement of additional information (collectively, the ‘‘Prospectus’’). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

The purpose of this Supplement is to provide information to certificate and/or contract owners in West Virginia. Please note that on or about July 23, 2015, the following change will be effective:

If you reside in the state of West Virginia and if for any reason you are not satisfied with your certificate and/or contract, you may return it to us for a full refund. To exercise this cancellation right, you must return the certificate and/or contract directly to our processing office within 15 days after you receive it.

Distributed by affiliate AXA Advisors, LLC and for certain contracts co-distributed by affiliate AXA Distributors, LLC 1290 Avenue of the Americas New York, NY 10104.

Copyright 2015 AXA Equitable Life Insurance Company and MONY Life Insurance Company of America. All rights reserved.

AXA Equitable Life Insurance Company

MONY Life Insurance Company of America

1290 Avenue of the Americas New York, NY 10104

212-554-1234

IM-38-15 (7/15)
Global Annuities/Life - New Biz	Cat # 154150 (7/15)
#111106